As filed with the Securities and Exchange Commission on September 19, 1997. Registration No.


                               United States
                    Securities and Exchange Commission
                          Washington, D.C. 20549

                                 FORM S-8
          Registration Statement Under The Securities Act of 1933

                                 CPB INC.
          (Exact name of registrant as specified in its charter)

              Hawaii                                     99-0212597
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                     Identification No.)


220 South King Street, Honolulu, HI                         96813
(Address of Principal Executive Offices)                 (Zip Code)

                      CPB INC. 1997 STOCK OPTION PLAN
                           (Full title of plan)

                               Joichi Saito
                           Chairman of the Board
                                 CPB Inc.
                           220 South King Street
                          Honolulu, Hawaii 96813
                  (Name and address of agent for service)

                 Telephone number, including area code, of agent for service:
(808) 544-0500

                              WITH A COPY TO:
                                Eileen Lyon
                      Manatt, Phelps & Phillips, LLP
                       11355 West Olympic Boulevard
                       Los Angeles, California 90064

                      CALCULATION OF REGISTRATION FEE

                                Proposed       Proposed
   Title of        Amount        maximum        maximum          Amount
 securities to      to be    offering price    aggregate           of
 be registered   registered     per unit    offering price   registration fee
Common stock,
no par value      500,000<F1>   $39.875<F2>  $19,937,500<F2>  $6,041.67
___________

<F1>    This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the CPB Inc. 1997 Stock Option Plan, as a result of the adjustment provisions thereof.

<F2>    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h).

                                 PART II.
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

          The following documents filed by CPB Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

          (a)  The Registrant's latest annual report filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the latest prospectus filed by the Registrant as part of an effective registration statement filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act") or (c) under the Exchange Act, which contains, either directly or by incorporation by reference, audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (b)  All other reports filed by the Registrant pursuant to
Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

          (c) The description of the Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Hawaii makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Pursuant to Section 415-5 of the Hawaii Business Corporation Act, a corporation may indemnify an officer or director if that person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to criminal actions, had no reason to believe the conduct was unlawful. The Company has adopted provisions in its Articles of Incorporation which limit the liability of its directors and officers to the fullest extent permitted by Hawaii law. The Company's Bylaws provide that the Company will indemnify its directors and officers for claims against them arising out of their duties as directors or officers of the Company. Such indemnification includes expenses (including attorneys' fees) and, other than an action by or in the right of the Company, judgments, fines or amounts paid in settlement actually and reasonably incurred by a director or officer, provided such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may also advance expenses (including attorneys' fees) to its directors and officers relating to such claims. The Company purchases and maintains insurance covering any liabilities asserted against and incurred by its directors and officers acting in such capacities, whether or not the Company would have the power or obligation to indemnify such directors or officers under its Bylaws.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

 5.1      Opinion of Manatt, Phelps & Phillips, LLP

23.1      Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1)

23.2      Consent of KPMG Peat Marwick, LLP

24.1      Power of Attorney (included on signature page hereof)

99.1      CPB Inc. 1997 Stock Option Plan

99.2      Form of Incentive Stock Option Agreement

99.3      Form of Non-Qualified Stock Option Agreement (Non-Employee Directors)

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs 1(a) and 1(b) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii on September 15, 1997.

CPB INC.


By /s/ Joichi Saito
Joichi Saito,
Chairman of the Board
and Chief Executive Officer




     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joichi Saito and Neal K. Kanda his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature                  Title               Date


/s/Joichi Saito             Chairman of the Board      September 15, 1997
Joichi Saito                and Chief Executive
                            Officer (Principal
                            Executive Officer),
                            Director

/s/Neal K. Kanda            Vice President,            September 15, 1997
Neal K. Kanda               Treasurer
                            (Principal Financial
                            Officer, Principal
                            Accounting Officer)

/s/Paul Devens              Vice Chairman, Director    September 15, 1997
Paul Devens



/s/Alice F. Guild           Director                   September 15, 1997
Alice F. Guild



/s/Dennis I. Hirota, Ph.D.  Director                   September 15, 1997
Dennis I. Hirota, Ph.D.



/a/Stanley W. Hong          Director                   September 15, 1997
Stanley W. Hong




/s/Daniel M. Nagamine       Director                   September 15, 1997
Daniel M. Nagamine



                            Director                   September __, 1997
Shunichi Okuyama



/s/Yoshiharu Satoh          Director                    September 15, 1997
Yoshiharu Satoh



/s/Naoaki Shibuya           President, Director         September 15, 1997
Naoaki Shibuya



/s/Austin Y. Imamura        Vice President, Secretary   September 15, 1997
Austin Y. Imamura           and Director